ALPINE INCOME TRUST
                               MULTIPLE CLASS PLAN


     This Multiple Class Plan ("Plan") is adopted by the Alpine Municipal Money Market Fund and Alpine Tax Optimized Income Fund, (the "Funds"), each a series of the Alpine Income Trust (the "Trust"), a Delaware Trust, with respect to the classes of shares (individually a "Class" and together "Classes") of the series of the Trust (the "Trust") set forth in the exhibits hereto.

1.   Purpose
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     This Plan is adopted  pursuant to Rule 18f-3 under the Investment Trust Act of 1940, as amended, so as to allow the Trust to issue more than one Class of shares of any or all of the Funds in reliance on Rule 18f-3 and to make payments as contemplated herein.

2.   Separate Arrangements/Class Differences
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a)   Designation of Classes:  The Funds set forth in Exhibit A offer two or more
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     Classes of shares.

b)   Sales Load and  Expenses:  The  Investor  Class shares are not subject to a
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     sales load or a Rule 12b-1 fee. The Adviser Class Shares are not subject to a sales load but are subject to a Rule 12b-1 fee.

c)   Distribution  of  Shares:  Adviser  Class  Shares  are  sold  primarily  to
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     individuals who purchase shares through  broker-dealers and other financial
     intermediaries.   Quantity  discounts,  accumulated  purchases,  concurrent
     purchases, purchases in conjunction with a letter of intent, reinstatement privileges, and systematic withdrawal features are as described in the applicable Prospectus. Investor Class Shares are sold primarily to retail investors.

d)   Minimum  Investment  Amounts:  The minimum initial  investment for both the
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     Advisers and Investor Class Shares is $2,500 for regular accounts.

e)   Voting Rights: Shareholders are entitled to one vote for each share held on
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     the record date for any action  requiring a vote by the  shareholders and a proportionate fractional vote for each fractional vote held. Shareholders of the Trust will vote in the aggregate and not by Fund or Class except (i) as otherwise expressly required by law or when the Directors determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class, and (ii) only holders of the Advisers Class of each respective Fund will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan applicable to such Class.

3.   Expense allocations
     -------------------

     The expenses incurred pursuant to the Rule 12b-1 Plan will be borne solely by the Funds' Adviser Class shareholders, and constitute an expense allocated to that Class and not any others.

4.   Exchange Features
     -----------------

     Shareholders may exchange shares for those of similar Share classes.

5.   Effectiveness
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     This Plan  shall  become  effective  with  respect to each Class (a) to the extent required by Rule 18f-3, after approval by a majority vote of: (i) the Trust's Board of Trustees; (ii) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class.

     This Multiple Class Plan is adopted by Alpine Income Trust with respect to the Classes of the Funds, each a series of Alpine Income Trust as set forth on Exhibit A attached hereto.

                                    EXHIBIT A
                                     to the
                               ALPINE INCOME TRUST
                               MULTIPLE CLASS PLAN


Fund Name                                                 Minimum Investment
---------                                                 ------------------

Alpine Municipal Money Market Fund
      Adviser Class                                             $2,500
      Investor Class                                            $2,500

Alpine Tax Optimized Income Fund
      Adviser Class                                             $2,500
      Investor Class                                            $2,500